Exhibit 5

Stearns Weaver Miller
Weissler Alhadeff & Sitterson, P.A.

Miami       ▪       Ft. Lauderdale       ▪       Tampa

June 27, 2005

IVAX Corporation
4400 Biscayne Boulevard
Miami, FL 33137

Ladies and Gentlemen:

     We have acted as counsel to IVAX Corporation, a Florida corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) 193,483,000 of aggregate principal of its 1.5% convertible senior notes due 2025 (the “Notes”), and (ii) 8,099,053 shares of the Company’s common stock, par value $0.10 per share, issuable upon conversion of the Notes (the “Conversion Shares”), all of which are to be sold by certain holders of the Notes or Conversion Shares (the “Selling Securityholders”) as described in the Registration Statement.

     In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto; (ii) the Indenture dated February 23, 2005 (the “Indenture”) by and between the Company and U.S. Bank National Association, pursuant to which the Notes were issued; (iii) the Registration Rights Agreement dated February 23, 2005 by the Company for the benefit of the holders of the Notes and the Conversion Shares; (iv) the form of the Notes; (v) the Articles of Incorporation and Bylaws of the Company, each as amended; and (vi) such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

     Our opinion expressed below is subject to the qualification that we express no opinion as to any laws of any jurisdiction other than the laws of the State of Florida and the federal laws of the United States of America.

     Based upon the foregoing examination, we are of the opinion that (i) the Notes are legally issued and binding obligations of the Company, subject to applicable bankruptcy, insolvency, reorganization, receivership, arrangement, fraudulent conveyance, moratorium or other similar laws affecting creditor’s rights generally and general principles of equity regardless of whether such enforceability is considered at law or equity; and (ii) the Conversion Shares have been duly authorized by the Company, and, when issued and delivered in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

150 West Flagler Street, Suite 2200 ▪ Miami, Florida 33130 ▪ Phone (305) 789-3200 ▪ Fax (305) 789-3395 ▪ www.stearnsweaver.com

IVAX Corporation
June 27, 2005

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ STEARNS WEAVER MILLER WEISSLER
  ALHADEFF & SITTERSON, P.A.

▪ www.stearnsweaver.com ▪